Exhibit 21.1

MAGIC EMPIRE GLOBAL LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Giraffe Financial Holdings Limited	Hong Kong
Giraffe Capital Limited	Hong Kong